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                                                                Exhibit 12

                    SMITHKLINE BEECHAM HOLDINGS CORPORATION
               Computation of Ratio of Earnings to Fixed Charges
                           (in millions except ratio)


                                                          Six Months
                                                        Ended June 30,
                                                       ---------------
                                                       1995      1996

Income before taxes................................    $  54     $  50
Less: Equity in net income and losses of
   affiliates......................................    $ (21)    $ (15)
Add: Interest expense..............................        1         1
                                                       -----     -----
Income, as adjusted................................    $  34     $  36
                                                       =====     =====

Fixed charges:
Interest expensed and capitalized..................    $   1     $   1
                                                       =====     =====

Ratio of earnings to fixed charges.................     34.0      36.0
                                                       =====     =====